Exhibit 10.45

November 20, 2019

Mr. Anthony Hull
Via email

Dear Tony:

We are pleased and excited you have decided to join Carrols Restaurant Group, Inc. Below are the terms that have been agreed to:

Position
The position is that of Vice President Chief Financial Officer (CFO) and Treasurer and reports to Dan Accordino.

Start Date
It is anticipated you will start on January 2, 2020.

Base Salary/Merit Increases
Your annual base salary will be $550,000. This is paid on a monthly basis in advance at the rate of $45,834. On February 3rd, you will receive a paycheck for the entire months of January 2020 and February 2020. Direct deposit, paycard or check is available if you so choose. You will be eligible for annual increases based upon your performance.

Annual Bonus
You will participate in the Executive Bonus Plan. Your target percent is 100% of your annual base salary. This is comprised of corporate financial achievement and a subjective objective accomplishment. The Executive Bonus Plan is attached. (Please note, the CFO Plan indicates 90% but will be changed to 100%).

Incentive Restricted Stock Awards
On January 15, 2020, you will receive a grant of 250,000 shares of CRG restricted stock. These shares will vest annually over three (3) years at the rate of 34%, 33% and 33%. Additional grants will be granted on an annual basis.

Mandatory Arbitration Program (MAP)
All employees are subject to our Mandatory Arbitration Program to resolve any employment disputes. A copy of the agreement is attached.

Deferred Compensation Plan
Effective January 2, 2020, you will be eligible to participate in the Carrols Corporation Deferred Compensation Plan subject to the plan requirements. A copy of the Plan is enclosed.

Benefits
You and your dependents (as defined by plan documents) will be eligible to participate in the company’s Medical, Dental, Vision, Flexible Spending Account, Health Savings Account and Life Insurance plans. All benefits are per the plan documents. Your participation (if you elect) in these benefits will be effective February 1, 2020, provided you enroll on the Benefits Portal. You will also be eligible for the Short Term and Long Term Disability Plans. This benefit, if elected, will be effective May 1, 2020. Your share of the cost for the benefits you elect will be deducted from your monthly paycheck.

Vacation/Floating Days
Commencing with your employment, you will be eligible for three weeks of vacation each year. At the end of your tenth year of employment, you will then be eligible for four weeks of vacation. In the event of your termination, payment for unused vacation will be based on the Company’s vacation policy in effect at that time. You are also eligible for two (2) floating days each year.

Expense Reimbursement
You will be reimbursed for all business expenses incurred in accordance with Company policy including mileage reimbursable for use of your personal vehicle on company business.

Relocation
It is expected that you will relocate to the Syracuse, NY area for this position. Carrols will pay to have you professionally moved from New Jersey to the Syracuse, NY area. This will include packing and unpacking. You will be expected to use a mover of the company’s choice. I will coordinate this for you when you are ready.
During your course of employment, Carrols will reimburse you up to $25,000 in the first year and up to $10,000 going forward on an annual basis for trips for yourself and your spouse to visit family.

Directors and Officers Insurance Coverage
Carrols has side A D&O coverage in the amount of $10,000,000 which covers you and other Directors and Officers.

If you have any questions, feel free to call me. Welcome to the Team!

Sincerely,

/s/ Jerry DiGenova

Jerry DiGenova
Vice President, Human Resources
CARROLS RESTAURANT GROUP, INC.

JD/cd

Cc:    D. Accordino, K. Dickter, Personnel file

/s/ Anthony Hull
__________________________________________________________________________
Please indicate your acceptance by signing here

The above conditions are not intended to constitute an employment contract of any kind and do not guarantee continued employment, salary or benefits with Carrols Restaurant Group, Inc. Your length of employment with Carrols Restaurant Group, Inc. will be based upon your work performance and the needs of Carrols Restaurant Group, Inc., as well as your own desires. Your employment with Carrols Restaurant Group, Inc. may cease at any time; either at your request or at the discretion of any representative of Carrols Restaurant Group, Inc. authorized to end the employment relationship.